Exhibit 10.1

RETENTION AND TRANSITION BONUS AGREEMENT

THIS RETENTION AND TRANSITION BONUS AGREEMENT is entered into as of the date executed below by and between EMERGE ENERGY SERVICES GP, LLC (“Emerge” or the “Company”), and RICHARD L. DESHAZO, an individual (“DeShazo”).

WHEREAS, DeShazo has provided notice of his intent to resign his employment as the Chief Accounting Officer (“CAO”) of Emerge;

WHEREAS, the Company desires to incent DeShazo to remain employed in his position until the Company can identify a suitable replacement for DeShazo, and to assist Emerge by training and fully and effectively transitioning his duties, job knowledge and work projects to such replacement, by offering DeShazo a retention and transition bonus subject to the terms as set forth below, and

WHEREAS, DeShazo desires to accept the Company’s offer.

NOW, THEREFORE, in consideration of the benefits and mutual covenants set forth herein and for other good and valuable consideration, the sufficiency of which is acknowledged by the parties, it is agreed as follows:

1.        Retention and Transition Bonus.  If DeShazo satisfies the “Eligibility Factors” set forth below, Emerge will pay DeShazo a one-time retention and transition bonus payment in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00), less applicable taxes and withholdings (the “Retention Bonus”).

2.        Eligibility Factors.  Each of the following factors must be satisfied in order for DeShazo to earn the Retention Bonus:

a.              DeShazo must continue to be employed in his role as CAO, and not be terminated for “Cause” (as defined below) or voluntarily resign his employment, from September 1, 2015 until that date designated by the Company on which a replacement for CAO is identified and DeShazo has trained and fully and effectively transitioned his duties, job knowledge and work projects to that individual, as determined in the Company’s sole discretion.  This period of time, which is expected to last approximately seventy-five (75) days from September 1, 2015, will be referred to in this Agreement as the “Retention Period,” and the last day of the Retention Period, currently expected but not guaranteed to be November 13, 2015, will be referred to as DeShazo’s “Separation Date;”

b.              DeShazo must continue to perform his duties in good faith and consistent with the Company’s best interests, and to sustain an acceptable level of performance, work quality and attendance throughout the Retention Period; and

c.               By the end of the Retention Period, DeShazo must have trained, and fully and effectively transferred his duties, job knowledge, and work projects, to a replacement employee as designated by the Company, as determined by

DeShazo’s immediate supervisor and senior management in their sole discretion; and

d.              On or after the Separation Date and following his receipt of written confirmation from an authorized representative of the Company that he has fully satisfied each of the above Eligibility Factors (a, b, and c), DeShazo must sign and timely deliver to the Company, and not revoke, a separation agreement which will contain confidentiality, non-solicitation and non-disparagement provisions and a release of claims in favor of the Company, in a form acceptable to the Company, which is similar to that in Exhibit A (“Release”).

3.        Definition of Cause. In this Agreement, “Cause” will mean any of the following: (a) violation of any written policy of the Company that relates to the performance of duties or to proper conduct in the workplace; (b) failure to perform job assignments or duties, or failure to maintain an acceptable level of performance and work quality as determined in the sole discretion of DeShazo’s immediate supervisor and senior management; (c) appropriation or attempted appropriation of a material business opportunity of the Company or its funds or property; (d) conviction, or a guilty plea or a plea of no contest with respect to a felony crime (except traffic violations); (e) willful misconduct or gross negligence with respect to the Company that is materially injurious to the Company; or (f) any act of dishonesty, disloyalty or fraud with respect to the Company.

4.        Earlier Separation Date.  If the Company determines in its sole discretion that DeShazo’s early departure from the Company would not be disruptive or detrimental to the Company or the accounting function, then the parties may agree on an earlier Separation Date.  If DeShazo remains employed through that mutually agreed upon date, DeShazo will still be eligible for the Retention Bonus if he satisfies the Eligibility Factor set forth in Section 2.d.

5.        Salary and Benefits during Retention Period.  For as long as he is employed during the Retention Period, DeShazo will continue to receive at least the same regular base salary and benefits as he is receiving as of the date of this Agreement.

6.        Timing.  This Agreement must be accepted by DeShazo prior to October 19, 2015, on which date at 5:00 p.m. Central Time it will become null and void.  DeShazo’s twenty-one (21) day time period to consider the Release will not begin to run until his Separation Date.  The earliest date on which DeShazo may sign and submit the Release is the first day after his Separation Date.  If DeShazo accepts this Agreement and signs and does not revoke the Release, the Retention Bonus will be paid in a single lump sum payment by Emerge within thirty (30) days of the Effective Date of the Release (as defined in the Release).

7.        Confidentiality.  This Agreement shall be treated as strictly confidential by DeShazo.  DeShazo agrees that he will not disclose any information regarding the existence or any provision of this Agreement, directly or indirectly, except: (i) to members of his immediate family; (ii) as may be necessary to obtain professional legal

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and/or tax advice; and (iii) as required by applicable law or as necessary to enforce this Agreement.  In addition, DeShazo may discuss this Agreement, as necessary, with the current senior management of Emerge or its designated legal counsel.

8.        At-Will Employment.  This Agreement is not intended to create, and does not create, any contractual rights, promises or obligations on the part of Emerge or DeShazo with respect to the terms and conditions of employment, other than as expressly provided above, and nothing in this Agreement is intended to alter the at-will nature of DeShazo’s employment.  Either DeShazo or the Company may terminate the employment relationship at any time for any reason, with or without cause.

9.        No Tax Advice.  DeShazo acknowledges and agrees that neither Emerge nor its affiliates has given him any financial planning, tax or similar advice with regard to the payments or benefits provided under this Agreement.  DeShazo acknowledges and further agrees that he should obtain advice from his own financial or tax adviser, and that neither Emerge nor its affiliates are responsible for, or obligated in any way with respect to, the financial, tax or any other consequences of his decision to accept this Agreement.

10. Entire Agreement / Miscellaneous.  This Agreement sets forth the entire agreement and understanding between DeShazo and the Company concerning the subject matter of this Agreement, and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement.  Any modifications to this Agreement must be in writing and signed by DeShazo and an authorized employee or agent of the Company.  The parties have not relied on any oral statements that are not included in this Agreement.  DeShazo acknowledges that he has the right to review this Agreement with his own counsel prior to accepting it, that he has read and understands this Agreement, and that he enters into it knowingly and voluntarily, without coercion or duress.  DeShazo further acknowledges and agrees that his resignation does not constitute a resignation for “good reason” as defined in his employment offer letter dated May 29, 2013 and that he is not entitled to severance benefits or any other payments as a result of his decision to resign his employment.

11. Applicable Law.  The construction, validity and administration of this Agreement shall be governed by the laws of the State of Texas, without regard to conflict of laws principles, and the parties in any action arising out of this Agreement shall be subject to the personal jurisdiction and venue of the federal and state courts, as applicable, in the County of Tarrant.

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I have read this Agreement and I understand all of its terms.  I enter into and sign this Agreement knowingly and voluntarily, with full knowledge of what it means.

Richard L. DeShazo:	/s/ Richard L. DeShazo

Date: October 16, 2015

EMERGE ENERGY SERVICES GP, LLC

By:	/s/ Warren Bonham

Position: Vice President

Date: October 21, 2015

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EXHIBIT A TO RETENTION AND TRANSITION BONUS AGREEMENT

CONFIDENTIAL RELEASE AGREEMENT

THIS CONFIDENTIAL RELEASE AGREEMENT (“Release Agreement”), is entered into as of the date executed below by and between EMERGE ENERGY SERVICES GP, LLC (“Emerge” or the “Company”), and RICHARD L. DESHAZO, an individual (“DeShazo”).  In consideration of the covenants and promises herein, and with the intent to be legally bound, the Company and DeShazo agree as follows:

1.                                      Retention Bonus and Transition Agreement.  Emerge and DeShazo previously entered into a Retention Bonus and Transition Agreement dated             , 2015 (“Retention Agreement”), which requires DeShazo to sign and not revoke a release agreement in a form acceptable to the Company as one of the conditions to receiving a retention bonus (“Retention Bonus”) as set forth in the Retention Agreement.  The receipt by DeShazo of this Release Agreement (Exhibit A to the Retention Agreement) does not establish that DeShazo has satisfied the other eligibility factors to receiving the Retention Bonus as set forth in his Retention Agreement, or is otherwise entitled to the Retention Bonus.

2.                                      Consideration.  In return for the promises made by DeShazo in this Release Agreement, DeShazo’s execution of this Release Agreement, and this Release Agreement becoming effective, the Company will provide DeShazo with the Retention Bonus as described in, and consistent with the terms of, the Retention Agreement.

3.                                      Acknowledgements.  DeShazo will not receive the Retention Bonus unless he signs this Release Agreement and it becomes effective as provided in Paragraph 6.c. below.  The parties agree and acknowledge that if the Retention Bonus is not paid within thirty (30) days after the Effective Date of this Release Agreement, then the Company will agree to pay to DeShazo $100.00 per day for each day the Retention Bonus is untimely.

4.                                      Resignation Date.  DeShazo’s resignation from the Company was effective on November 13, 2015 (“Separation Date”). DeShazo has received or will receive, at the next regularly-scheduled payroll date, his regular base salary earned through the Separation Date, plus                  ($        .  ) for accrued, unused vacation.  Except for the Retention Bonus, DeShazo agrees he is not eligible for any incentive payment, annual bonus payment, long-term incentive compensation, phantom unit payments, distribution equivalent right payments, severance payments, or other compensation from the Company or its affiliates.

5.                                      DeShazo’s Release of Claims and Promise Not to Sue.

a.                                      In exchange for the promises and agreements contained herein, including payment of the Retention Bonus, DeShazo and his heirs, assigns, and agents promise not to sue and hereby release, waive, and discharge each of the Company, Emerge Energy Services LP, Emerge Energy Service Finance Corporation and Insight Equity Holdings LLC and their respective affiliates, direct and indirect parents, subsidiaries, successors, predecessors, lenders, and their respective directors, officers, principals, owners, members, fiduciaries, partners (both general and limited), managers, shareholders, employees, agents, attorneys and representatives of each of them, and all persons acting by, through, under or in concert with them, or any of them, and their employee benefit plans (collectively, the “Released Parties”), from and against any and all actions, causes of action, suits, debts, liens, claims, contracts, agreements, damages, losses, payments, attorneys’ fees or expense and demands whatsoever in law or in equity, known or unknown, fixed or contingent, which DeShazo now has or may hereafter have against the Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. This waiver and release includes, but is not limited to, all claims and causes of action, whether known or unknown, under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans With Disabilities Act, as amended; the Older Workers Benefit Protection Act of 1990; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Fair Credit Reporting Act; the Fair Labor Standards Act; all state employment-related statutes, including the Texas Commission on Human Rights Act; all state and federal statutes and regulations; all employment discrimination and retaliation claims; all wrongful discharge claims; all oral or written contract rights; all tort claims including defamation, libel, slander, and intentional infliction of emotional distress; all whistleblower actions, all wage and hour actions, including claims for unpaid wages, bonuses, long-term incentive compensation payments and phantom unit or distribution equivalent right payments; all contract rights, including under the employment offer letter to DeShazo dated May 29, 2013, and DeShazo’s Emerge Energy Services, LP 2013 Long-Term Incentive Plan Phantom Unit Agreement, dated May 14, 2013 (“Phantom Unit Agreement”); and all rights under common law such as breach of contract, public policy, or personal injury of any sort.

b.                                      DeShazo represents and warrants that, except as otherwise provided in this Release Agreement and the Retention Agreement, he has been paid all wages, bonuses, incentive payments, compensation, distribution equivalent rights payments, reimbursements, and other amounts that the Company or its affiliates has ever owed him.

c.                                       Notwithstanding the foregoing, DeShazo is not releasing any right to payments and benefits under this Agreement or to enforce this Agreement and is not releasing:  (1) any vested retirement or pension benefits; (2) any claims for unemployment compensation or workers’ compensation benefits or other rights that may not be released as a matter of law; or (3) any non-waivable right to file a complaint or charge with a governmental agency and cooperate in any investigation by such agency.  To be clear, DeShazo specifically acknowledges and understands that nothing in this Agreement prohibits him from communicating with, filing a charge or complaint with, or full cooperation in an investigation by, any governmental agency, including the Securities and Exchange Commission, Equal Employment Opportunity Commission or the National Labor Relations Board, on matters within their jurisdictions.  However, this Agreement does prohibit DeShazo from recovering any relief, including monetary relief, as a result of such activities.

CONFIDENTIAL RELEASE AGREEMENT — Initials

d.                                      DeShazo expressly acknowledges that this Agreement may be pled as a complete defense and will fully and finally bar any and all claims, known or unknown, against any or all of the Released Parties based on any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the date DeShazo executes this Agreement.  DeShazo understands that this Agreement does not constitute a waiver of any rights or claims that arise after the date that DeShazo signs this Agreement.

6.                                      Age Discrimination in Employment Act Waiver.  With respect to the waiver of DeShazo’s rights under the Age Discrimination in Employment Act, DeShazo acknowledges that he is aware of and understands the following rights under the Older Workers Benefit Protection Act:

a.                                      DeShazo is hereby advised in writing that he should consult an attorney before executing the waiver herein of his rights under the Age Discrimination in Employment Act;

b.                                      DeShazo has twenty-one (21) days within which to consider the waiver of his rights herein under the Age Discrimination in Employment Act.  DeShazo understands that he may choose to accept this Agreement prior to the 21-day period and waive the remainder of the consideration period, and DeShazo agrees that any such decision by him has been made on a knowing and voluntary basis without any coercion or improper influence by the Company;

c.                                       To accept this Agreement, DeShazo must deliver and the Company must physically receive an executed copy of this Agreement to Shelby Ferguson, Human Resources Director at 6000 Western Place Boulevard Ste. 465, Fort Worth, Texas 76107 within the 21-day period.  This 21-day period will begin on the Separation Date, and this Release Agreement cannot be signed by DeShazo prior to that date.  For a period of seven (7) days following DeShazo’s execution of this Agreement and his waiver of rights under the Age Discrimination in Employment Act, DeShazo can revoke this Agreement by providing written, signed notice of such revocation to Shelby Ferguson, Human Resources Director, at 6000 Western Place Boulevard Ste. 465, Fort Worth, Texas 76107.  To be effective, the revocation must be hand-delivered within the seven-day period or, if by mail, it must be post-marked within the seven-day period, properly addressed, and sent by certified mail, return receipt requested, with a simultaneous electronic copy to Ms. Ferguson at sferguson@emergelp.com. This Agreement shall not become effective or enforceable until the day after the seven (7) day revocation period has expired.  In the event DeShazo revokes his acceptance of this Agreement, the Company shall have no obligations, and DeShazo will have no rights, under this Agreement or the Retention Bonus Agreement.  If timely revocation is not made, this Agreement shall be effective and enforceable on the day after the end of the seven-day revocation period (“Effective Date”).

7.                                      Company’s Release of Claims and Promise Not to Sue.

a.                                      In exchange for the promises and agreements contained herein, Emerge Energy Services GP LLC, Emerge Energy Services LP, Emerge Energy Service

Finance Corporation and Insight Equity Holdings LLC and their respective affiliates, direct and indirect parents, subsidiaries, and successors (“the Emerge Parties”) promise not to sue and hereby release, waive, and discharge DeShazo from and against any and all actions, causes of action, suits, debts, liens, claims, contracts, agreements, damages, losses, payments, attorneys’ fees or expense and demands whatsoever in law or in equity, known or unknown, fixed or contingent, which they or any of them now have or may hereafter have against the DeShazo, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. This waiver and release includes, but is not limited to, all claims and causes of action, whether known or unknown, under statute, common law, contract, or public policy.

b.                                      The Company expressly acknowledges that this Agreement may be pled as a complete defense and will fully and finally bar any and all claims, known or unknown, against DeShazo based on any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the Effective Date of this Release Agreement.  The Company understands that this Agreement does not constitute a waiver of any rights or claims that arise after the date that the Company signs this Agreement.

8.                                      Confidential Information. DeShazo acknowledges that, in connection with his employment at the Company, DeShazo obtained knowledge of confidential and proprietary information and trade secrets of the Company and its subsidiaries and affiliates, including but not limited to financial information, pricing information, business strategies, practices and plans, customer and supplier information and contacts, contract terms, past, pending and prospective deals and transactions, operations and facilities information, and legal information (“Confidential Information”).  At all times after DeShazo’s employment with the Company ends, DeShazo agrees to maintain in strictest confidence and not to use, publish or otherwise disclose any Confidential Information to others, including a subsequent employer or competitor of the Company or any of its affiliates.  If DeShazo has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, DeShazo agrees to contact Shelby Ferguson, Human Resources Director at 6000 Western Place Boulevard Ste. 465, Fort Worth, Texas 76107 in advance for written clarification.  DeShazo further agrees not to remove or retain any figures, calculations, letters, documents, lists (including employee lists, potential employee lists or current or potential customer lists), papers, or copies thereof, which contain Confidential Information of the Company or its affiliates and to immediately return any such information in his possession.  This includes all hard copy and electronic documents and files regardless of where they are located or maintained.  DeShazo acknowledges that nothing in this Section 8 prohibits him from communicating with, filing a charge or complaint with, or full cooperation in an investigation by, any governmental agency, including the Securities and Exchange Commission, on matters within their jurisdictions.

9.                                      Non-Solicitation.  DeShazo agrees that for a period of twelve (12) months after the Separation Date, he shall not on behalf of himself or others engage in the following activities or aid another person or entity in engaging in the following activities, directly or indirectly: (i) offer employment to, enter into a contract for the services of, or attempt to entice away from the Company’s or its affiliates’ business, any individual who is at the time of such offer or attempt, an employee or contractor of the Company or its affiliate; (ii) solicit or attempt to solicit the business or patronage of any of the Company’s customers or prospective customers, or those of the Company’s affiliates, or cause or attempt to cause any of the Company’s customers or customers of its affiliates to reduce or terminate their business with the Company or its affiliates; or (iii) interfere with the material business relationships of the Company and/or its affiliates, including its relationships with suppliers, vendors, or contractors.

10.                               Equitable Relief. DeShazo agrees that due to his position as the Chief Accounting Officer of the Company and his extensive knowledge of Company’s and its affiliates’ Confidential Information, his breach of any of the provisions of Sections 8 or 9 of this Agreement will cause irreparable damage to the Company and its affiliates and that the recovery by the Company of money damages will not alone constitute an adequate remedy for such breach or threatened breach.  DeShazo agrees that the potential irreparable damage to the Company and its affiliates could include loss of goodwill, loss of customers, loss of suppliers, loss of future business opportunities, and disclosure or misuse of confidential information.  Accordingly, the ability to obtain injunctive relief to remedy any breach or threatened breach by DeShazo is a material inducement for the Company to enter into this Agreement, which is expressly acknowledged by DeShazo.  The parties intend and DeShazo agrees that such provisions may be specifically enforced against him and that injunctive relief, which DeShazo understands will include a temporary restraining order, temporary injunction and permanent injunction, would be appropriate for a court to enter against him.  DeShazo hereby waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach or threatened breach by him of the provisions of Sections 8 or 9.  DeShazo agrees that he has had the opportunity to review this Agreement with his own counsel, he understands the application and implications of Sections 8 and 9 to him, and he enters into this Agreement voluntarily and with full knowledge of what it means.

11.                               Additional Provisions.  In the event of a violation of the covenants contained in Sections 8 or 9, the applicable period shall be extended for an additional period equal to the duration of the violation period.  In the event of litigation and/or arbitration the non-prevailing party agrees to pay all reasonable fees, costs and expenses (including, without limitation, fees, costs, and expenses of legal counsel, experts or other representatives) incurred by the prevailing party in connection with claims brought under the covenants contained in Sections 8 and 9.

12.                               Non-Disparagement.

a.                                      DeShazo shall not make, repeat or publish any disparaging or derogatory remarks concerning the Released Parties and/or any of them, or otherwise take any action which might reasonably be expected to cause damage or harm to the Released Parties and/or any of them.

b.                                      The Company agrees that Rick Shearer, Jody Tusa and Warren Bonham, so long as they are officers of the Company, will not make, repeat or publish any disparaging or derogatory remarks concerning DeShazo or otherwise take any action which might reasonably be expected to cause damage or harm to DeShazo.

c.                                       Nothing in this Agreement, however, prohibits the Company, its above-named officers, or DeShazo from making complete and accurate reporting, disclosures, or other communications with, or providing full cooperation to, the Securities and Exchange Commission or other governmental agencies on matters within their jurisdictions.  In addition, neither the Company, the named officers, nor DeShazo are prohibited from complete and accurate communications with or providing full cooperation as required by compulsory process.

13.                               Confidentiality.  DeShazo agrees to keep strictly confidential, and not to disclose or publish to anyone including current and former employees of the Company, the terms or existence of this Agreement.  Notwithstanding the foregoing, DeShazo may make a disclosure that is necessary to effectuate the purposes of this Agreement, and/or as necessary to assert a breach of this Agreement, and/or as required by compulsory process.  DeShazo may also consult privately with his immediate family, attorney(s), accountant(s), financial planner(s), and/or tax advisor(s) regarding the terms and financial impact of this Agreement, but he shall be responsible for any breach of confidentiality arising from such permissible disclosures.  Also, nothing in this Agreement prohibits DeShazo in any way from communications with or full cooperation in the investigations of any governmental agency on matters within their jurisdictions.

14.                               Return of Company Property.  DeShazo agrees to immediately return to the Company and not retain any copies of, any and all Company property or equipment in his possession, including but not limited to: all computers, laptops, printers, fax machines, scanners, pagers, or other communication devices, passwords, credit cards, ID badges and keys; except, however, the parties agree that upon payment of $200.00 (Two Hundred Dollars), DeShazo will be permitted to retain the cell phone provided to him by the Company, and the Company will fully cooperate with DeShazo in transferring the telephone number 205-213-8111 to a wireless account established by DeShazo for his personal use.  DeShazo will be responsible for all expenses, fees, taxes and other charges in connection with the cell phone after the Separation Date.  DeShazo agrees that as of the Separation Date, he had no outstanding balance on his corporate credit card(s) for which appropriate accounting paperwork has not been submitted, if applicable.

15.                               Obligation to Pay Attorneys’ Fees and Costs.  Each party’s obligations under this Release Agreement after the Effective Date are contingent on the other’s obligations.  Any material breach of this Release Agreement by either party will result in the immediate cancellation of the other’s obligations and of any benefits that have been granted to the breaching party by the terms of this Release Agreement or the Retention Agreement. The parties agree that if either of them materially breach this Release Agreement or the Retention Agreement, the non-breaching party may seek legal relief, and the breaching party will be responsible for paying the actual attorneys’ fees and costs incurred by the non-breaching party in enforcing this Agreement or in defending a claim released by Section 5 or 7. (However, the obligation to pay the Company’s attorneys’ fees and costs does not apply to an action by DeShazo regarding the validity of the Agreement under the ADEA, to the extent that this Section is prohibited by applicable laws, or to the extent it would result in the invalidation of the foregoing release.)

16.                               Cooperation.  For nine months following the Separation Date and as mutually agreed to thereafter, DeShazo agrees to cooperate with the Company and its affiliates and to assist them on financial audits (including the pending Internal Revenue Service audit of AEC), transitional business needs and projects, litigation or threatened litigation (including the EEOC Charge filed by Lorenza Hicks), and other issues on which the Company reasonably determines DeShazo’s assistance is necessary.  In exchange for the time spent by DeShazo in this consulting role, the Company will pay him an hourly rate of $150.00 (One Hundred Fifty Dollars) and will reimburse him for reasonable expenses incurred as a result of the consulting services.  The Parties agree to schedule any meetings or conference calls at mutually agreeable times and locations.

17.                               Exchange Act Section 16.  DeShazo acknowledges that if DeShazo makes any “reportable transactions” under Section 16 of the Exchange Act of 1934, as amended, DeShazo shall immediately notify the Company of such transactions.

18.                               Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, duration, or subject, it shall be construed by limiting and reducing it to the extent necessary to be valid and enforceable under the applicable law as it shall then appear while giving effect, to the greatest degree possible, to the original intent of such provision.

19.                               No Tax Advice.  DeShazo acknowledges and agrees that none of the Released Parties has given him any financial planning, tax or similar advice with regard to the payments or benefits provided under this Agreement.  DeShazo acknowledges and further agrees that he should obtain advice from his own financial or tax advisor, and that none of the Released Parties are responsible for, or obligated in any way with respect to, the financial, tax or any other consequences of his decision to accept this Agreement.

20.                               Insurance, Indemnity, and Defense.  The Company agrees to comply with the indemnification requirements contained in the First Amended and Restated Agreement of Limited Partnership of Emerge Energy Services LP, Section 7.8, with respect to DeShazo.  The Company further agrees to maintain and provide in the future primary and excess insurance coverage, similar to that provided by the Management Liability and Company Reimbursement Insurance Policy issued by Indian Harbor Insurance Company for the period May 9, 2015 to May 9, 2016, for indemnifying and protecting DeShazo, under the terms of the applicable policy, against losses, liabilities, attorney’s fees, and other expenses arising from or related to any and all claims asserted against him as a result of his employment with the Company.

21.                               Entire Agreement.  This Agreement sets forth the entire agreement and understanding between DeShazo and the Company concerning the subject matter of this Agreement, and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement.  Any modifications to this Agreement must be in writing and signed by DeShazo and an authorized employee or agent of the Company.  The parties have not relied on any oral statements that are not included in this Agreement.  The Company denies any liability of any kind or type to DeShazo and this Agreement shall not be construed as an admission of liability or wrongdoing by the Company.

22.                               Applicable Law.  The construction, validity and administration of this Agreement shall be governed by the laws of the State of Texas, without regard to conflict of laws principles, and the parties in any action arising out of this Agreement shall be subject to the personal jurisdiction and venue of the federal and state courts, as applicable, in the County of Tarrant.

I have read this Agreement and I understand all of its terms.  I understand that I am waiving unknown claims and I am doing so intentionally.  I enter into and sign this Agreement knowingly and voluntarily, with full knowledge of what it means.

Richard L. DeShazo: [Non-Execution Copy]

Date: , 2015

EMERGE ENERGY SERVICES GP, LLC

By:

Position:

Date: , 2015